EXHIBIT 4.34

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into as of April         , 2002, by and among EpicEdge, Inc. (the “Company”), Carl Rose (“Rose”), Charles Leaver (“Leaver”), Jeff Sexton (“Sexton”), Edgewater Private Equity Fund III, L.P. (“Edgewater”), Aspen Finance Investors I, LLC (“Aspen”), Fleck T.I.M.E. Fund, LP (“TIME”), Fleck Family Partnership II, LP (“Fleck Family”; and, together with Rose, Leaver, Sexton, Edgewater, Aspen and TIME, the “Shareholders”).

WHEREAS, the Company and the Shareholders entered into a certain Shareholders’ Agreement dated as of September 29, 2000 (the “Shareholders’ Agreement”); and

WHEREAS, the Shareholders and the Company wish to terminate the Shareholders’ Agreement.

NOW THEREFORE, in consideration of the following covenants and agreements and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Termination.  The Shareholders and the Company hereby agree to terminate the Shareholders’ Agreement.  The Shareholders and the Company agree that the Shareholders’ Agreement shall be deemed null and void as of the date hereof and that any and all rights and obligations of any party thereto arising heretofore or hereafter under the Shareholders’ Agreement are hereby extinguished and terminated.

2.             Counterparts.  This Agreement may be executed on separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. One or more executed counterparts of this Agreement may be delivered by facsimile, which shall have the same force and effect as delivery of an original counterpart hereof.

3.             Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable against the parties hereto and their respective successors, assigns, heirs, legatees, personal representatives and transferees, as the case may be.

4.             Choice of Law.  The law of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto, without giving effect to any choice of law or conflict of laws rules or provisions.

5.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements whether written or oral.  This Agreement may not be amended or revised except by a writing signed by the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date first above written.

EPICEDGE, INC., a Texas corporation

By:
Its:		Carl Rose

EDGEWATER PRIVATE EQUITY FUND
III, L.P.

By:	Edgewater III Management, L.P.
Its:	General Partner	Charles Leaver

By:	Gordon Management, Inc.
Its:	General Partner

By:
Its:		Jeff Sexton

ASPEN FINANCE INVESTORS I, LLC, a
Colorado limited liability company

By:
Its:	Manager

FLECK T.I.M.E. FUND, L.P., a Connecticut
limited partnership

By:
Its:	Managing Partner

FLECK FAMILY PARTNERSHIP II, L.P., a
Florida limited partnership

By:
Its:	Managing Partner